Exhibit 99.1

January 11, 2006

News Release

Source: EnXnet, Inc.

EnXnet, Inc. Announces Manufacturing/Royalty Agreement With Interactive Affinities

Tulsa, Oklahoma - (BUSINESS WIRE) - January 11, 2006 EnXnet, Inc. (OTCBB:EXNT - news) EnXnet, Inc. today announced that it has entered into a Manufacturing and Royalty Agreement with Interactive Affinities, Inc.

Under the terms of the agreement, Interactive Affinities will be marketing a patented "Interactive Transaction Card" which incorporates EnXnet's proprietary ThinDisc(c) technology. Furthermore, Affinity will focus on the sale of the transaction card to a variety of commercial customers, including the "open loop" market, where they can be redeemed at most locations that accept major credit cards. The transaction card will be manufactured by EnXnet, featuring a distinctive oval shape and sold by Interactive Affinities as a branded product under the trade name "SurfCard"J.

This Agreement complements the Company's previously announced contract to supply ThinDisc(c) technology products to One28 ("One28") Marketing Group, a licensed Interactive Affinities vender of stored value interactive transaction cards, and further establishes EnXnet as one of the industry's leading providers of technology enhanced, value-added storage cards. One28 is currently marketing its interactive card under the brand name MoxyCardJ.

Combining the functionality of a standard credit card, with the convenience of a stored value card, by incorporating a magnetic stripe and advanced CD/DVD technology as a storage medium, SurfCardJ represents a significant breakthrough, empowering both the merchant and the consumer by allowing for the inclusion of exclusive marketing promotions, special product offers, in the form of multi-media presentations and information. The SurfCardJ can fit seamlessly in the disc drive of any standard personal computer for viewing. The innovative merger of these two technologies is certain to transforms today's "inanimate" gift cards into a dynamic, "animated" interactive marketing tool and entertainment medium that engages, informs and compels the consumer to make increased purchases.

Robert Burnett, President and founder of Interactive Affinities, Inc. commented, "Partnering with EnXnet brings forward thinking optical disc technological answers and international production savvy important to the success of the business opportunity created by the patented Interactive Transaction Card."

According to the National Retail Federation (NRF) gift cards ranked third on consumers' "wish list" this year. And, the desire for gift cards is exploding. The average consumer will spend $88.03 on gift cards 2005 holiday season, 15.6 percent of their holiday gift budget. According to ShopperTrak RCT Corp., the week after Christmas accounted for 10% of holiday sales in 2005, but analysts expect the post-holiday period could account for as much as 14% in 2006, given the increasing popularity of the cardsY. a 40% annual increase in card sales.

Ryan Corley, President of EnXnet, Inc. commented, "Based on the initial interest by major organizations in stored value gift cards alone, employing the Company's ThinDisc(c) technology, is a product that fills an attractive void and niche in the marketplace. We believe that our ThinDisc technology will propel stored value cards to the next level. This new product line gives the card issuer a unique and highly flexible method of promoting products or services to the end user while enhancing customer loyalty. We look forward to a long and mutually beneficial relationship with Interactive Affinities."

About EnXnet, Inc.

EnXnet develops, licenses and acquires next generation technology products.  Its current product portfolio addresses the needs of multi-billion dollar markets and applications including proprietary stored value card technology, CD/DVD Media, compression technology and state-of-the-art security/anti-theft products.

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

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Contact:

Ryan Corley
EnXnet, Inc.
11333 E. Pine Street
Suite 75
Tulsa, OK 74116
918-592-0015
Fax: 918-592-0016
investor@enxnet.com
www.enxnet.com
or
For Investor Relations:
Blue-Sky Solutions, LLC
Stephanie Soleas, 877-4-BLUE-IR
exnt@blueskyir.com